Exhibit 21.1

Subsidiaries

IDX Investment Corporation, a Vermont Corporation

IDX Canada Inc., a Washington corporation

IDX Information Systems Corporation, a Vermont corporation

IDX Systems UK Limited, a United Kingdom company

IDX Transportation Corporation, a Vermont corporation

PointDX Software Development (Shanghai) Limited, a Chinese corporation